EXHIBIT 4

                             JOINT FILING AGREEMENT

         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements.

         Each of the undersigned acknowledges that he or it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other reporting persons.

         This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated as of this 13th day of February 2001.

/s/Christopher Tisi                                /s/Steven Pomerantz
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Christopher Tisi                                   Steven Pomerantz

/s/Tony D. Amato                                   /s/Tony Musso
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Tony D'Amato                                       Tony Musso